Exhibit 99.1

GRAN TIERRA ENERGY ANNOUNCES FIRST QUARTER 2009 RESULTS

Record Average Quarterly Production of 10,390 BOPD Attained; Positioning for Renewed Exploration in Late 2009 and 2010

CALGARY, Alberta, May 7, 2009, Gran Tierra Energy Inc. (NYSE Amex: GTE, TSX: GTE), a company focused on oil exploration and production in South America, today announced financial and operating results for the quarter ended March 31, 2009.  All dollar amounts are in United States dollars unless otherwise indicated.

Selected highlights comparing the quarters ended March 31, 2009 and 2008:

•	265% increase in production to 10,390 barrels of oil per day (BOPD), net after royalty (NAR), compared with 2,843 BOPD NAR, for the same period in 2008;
•	61% increase in revenue and interest to $33.6 million compared with $20.8 million for the same period in 2008;
•
202% increase in net income to $14.1 million compared with $4.7 million for the same period in 2008.  On a per share basis, net income increased to $0.06 per share basic and diluted, compared with $0.05 per share basic and $0.04 per share diluted for the first quarter of 2008;

•	Cash and cash equivalents of $147.7 million at March 31, 2009; and
•	Gran Tierra Energy continues to be debt free.

“The first quarter 2009 results reflect our continued focus on operating performance in Colombia, Peru and Argentina, and continuing development of the Costayaco Field,” said Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy. “The company is currently evaluating the optimum production plateau for the Costayaco field taking into consideration reserves, reservoir performance, good operating practice, and net present value of the project. Accordingly, we are revising the planned production plateau for Costayaco to 19,000 BOPD gross, and extending the plateau period to approximately four years.  Economic modeling shows no material reduction in value in producing reserves at this new plateau, and at the same time, we believe operating performance will be enhanced long-term.  We are now expecting to maintain an average consolidated company production rate between 14,000 to 16,000 BOPD NAR for the balance of 2009. In addition, our capital expenditure plans have been revised to focus on the highest impact investment opportunities in our portfolio as Gran Tierra Energy strives to deliver the best value to its shareholders.

“We will continue to explore our large land position encompassing 5.6 million net acres through a program that anticipates four exploration wells in Colombia in the second half of 2009, as well as multiple seismic programs in Colombia and Peru in preparation for additional exploration drilling in 2010.  Our balance sheet remains very strong, and we expect that our capital expenditure program for 2009 will be fully funded from cash flow and cash on hand.”

First Quarter 2009 Financial Highlights:

Revenue and interest increased by 61% to $33.6 million for the three months ended March 31, 2009 compared with $20.8 million for the same period in 2008. While partially offset by lower oil prices, increased revenue this quarter was the result of a 265% increase in production, primarily due to increased production from the continued development of the Costayaco field in the Chaza Block in Colombia, the addition of production from Solana Resources’ interests in Colombia following the acquisition, and the successful drilling of the Proa-1 exploration well in the Surubi Block in Argentina.  The average price received per barrel of oil in the first quarter of 2009 decreased 56% to $35.36 per barrel from $80.21 per barrel in the first quarter of 2008.

Operating expenses increased by 180% to $7.1 million for the quarter ended March 31, 2009 compared with $2.5 million for the same quarter in 2008.  On a per barrel basis, operating costs for the first quarter of 2009 declined by 23% to $7.56 per barrel compared with $9.77 per barrel for the same period in 2008.

Depletion, depreciation and amortization for the first three months of 2009 increased to $27.5 million or $29.36 per barrel from $3.1 million for the same quarter in 2008 due to higher production levels as well as amortization of $20.9 million related to the fair value of property, plant and equipment recorded on the acquisition of Solana Resources on November 14, 2008.

General and administrative expenses increased by 24% to $5.1 million for the quarter ended March 31, 2009 compared with $4.1 million for the same period in 2008.  However, on a per barrel basis, general and administrative costs in the first quarter of 2009 decreased by 66% to $5.47 per barrel compared with $15.97 per barrel in the first quarter of 2008.

Included in the first quarter 2009 results is a $20.2 million foreign exchange gain of which $18.9 million is due to an unrealized foreign exchange gain related to translation of the deferred tax liability recorded on the acquisition of Solana Resources.

Net income for the first quarter of 2009 increased by 202% to $14.1 million compared with $4.7 million for the same period in 2008.  On a per share basis, net income increased to $0.06 per share basic and diluted, compared with $0.05 per share basic and $0.04 per share diluted in the first quarter of 2008.

Balance Sheet Highlights:

The company reported cash and equivalents of $147.7 million at March 31, 2009 as compared with $176.8 million at December 31, 2008. Working capital increased to $135.1 million at March 31, 2009, compared with $132.8 million at December 31, 2008. Shareholders’ equity increased to $807.9 million at March 31, 2009 from $791.9 million at December 31, 2008, and the company had no outstanding long-term debt as of March 31, 2009.

Accounts receivable increased to $33.5 million as at March 31, 2009 compared with $7.9 million as at December 31, 2008, reflecting a return to regular operations following the suspension of production in Colombia due to the general strike that affected the region.

2008 Reserve Review:

Externally audited proved oil reserves (as per SEC Reserves Definitions) NAR to Gran Tierra Energy as of December 31, 2008 tripled to 19.2 million barrels of oil (BO) proved compared with 6.4 million BO proved as of December 31, 2007.

As per Canadian NI 51-101 and the Reserves definitions in the COGE Handbook, reserves NAR to Gran Tierra Energy as at December 31, 2008 increased to 18.8 million BO proved, 8.7 million BO probable, and 18.6 million BO possible. This compares to reserves as at December 31, 2007 of 6.4 million BO proved, 5.0 million BO probable and 4.9 million BO possible.

The company has recently completed a core analysis study on the Costayaco-4 well indicating significantly lower water saturation (higher oil saturation) than previously assumed in the year end reserve audit.  This information will be utilized in future reserve audits, and is expected to have a positive impact on reserves in all categories.

Production Highlights:

Average daily consolidated light and medium crude oil production for the three months ended March 31, 2009 increased 265% to 10,390 BOPD NAR compared with 2,843 BOPD NAR for the same period of 2008.  Average daily consolidated gas production for the first quarter of 2009 was 27 barrels of oil equivalent per day (BOEPD) NAR.

Average daily Colombian production of light and medium crude oil for the three months ended March 31, 2009 increased 300% to 9,459 BOPD NAR compared with 2,366 BOPD NAR for the same period in 2008.  Natural gas production was 27 BOEPD NAR during the first quarter of 2009, compared with no production in the same period of the previous year.

Average daily Argentine production of light and medium crude oil for the quarter ended March 31, 2009 increased 95% to 931 BOPD NAR compared with 477 BOPD NAR for the same quarter in 2008.

While production increased on a year-over-year basis, production in the Putumayo region of Colombia was negatively impacted by the strike at the Ecopetrol operated Orito facilities, which resulted in a suspension of crude oil transportation in southern Colombia from November 20, 2008 through to January 11, 2009.

2009 Capital Plan Update:

Gran Tierra Energy’s planned capital program has been revised to $160 million for exploration and production development operations in Colombia, Peru, and Argentina for 2009. Approximately $145 million is allocated to Colombia, with $115 million for development drilling and associated facilities construction and approximately $30 million for exploration drilling and new seismic data acquisition.  This budget includes the drilling of four exploration wells in Colombia, and three additional development wells following Costayaco-7 in the Costayaco field.

Colombia Operations Update

Putumayo Basin

Gran Tierra Energy is one of the largest exploration landholders in the Putumayo Basin of southern Colombia, with production from three contract areas, as well as five other exploration blocks, three of which are pending final approval by the National Hydrocarbon Agency (ANH). The total Putumayo acreage encompasses 494,758 gross acres, or 384,328 net acres. Gran Tierra Energy is the Operator of all of its Putumayo licenses.

Putumayo West A and B Technical Evaluation Areas - New Exploration Licenses Pending

Following the completion of 400 kilometers of seismic reprocessing in 2008, Gran Tierra Energy made application for three exploration and exploitation licenses on the highest potential prospects in these two areas.  Negotiations with the ANH have recently been completed for these new exploration licenses in the Putumayo basin, two of which are on trend with the Costayaco Field discovery.  The Piedemonte Norte Block, encompassing 78,743 acres, lies southwest of the Chaza Block where the Costayaco field is located.  The Piedemonte Sur Block, encompassing approximately 73,897 acres, is located immediately west of the Orito Field, the largest oil field in the Putumayo Basin.  Further south, the Rumiyaco Block, encompassing 82,625 acres in the central Putumayo Basin, is also pending approval.  Upon final approval by regulatory authorities, Gran Tierra Energy will have a 100% working interest and be operator of these prospective blocks.  These new blocks will be the focus of exploration drilling efforts by Gran Tierra Energy in 2010.

Chaza Block (100% working interest, 80,242 gross acres)

The bulk of Gran Tierra Energy’s 2009 capital spending is scheduled to be dedicated to further developing the Costayaco field. The company reported the recent drilling completion of Costayaco-7 at the northern limit of the Costayaco Field. Testing is to be initiated in mid-May and is expected to take approximately 2 weeks. Costayaco-8, a development well located 600 meters south of Costayaco-1, is expected to begin drilling on May 8th, with drilling expected to take approximately one month.  Costayaco-9 and possibly Costayaco-10 (the latter subject to rig timing) are scheduled to follow this year.

New infrastructure construction is planned to continue, including support facilities, crude gathering lines, water lines, two pumping stations, and storage batteries. The company will continue evaluating the optimum production plateau for the field taking into consideration reserves, reservoir performance, good operating practice, and net present value of the project.  Current plans for the Costayaco field contemplate reaching a plateau of 19,000 BOPD gross in the fourth quarter of 2009, and maintaining that plateau for approximately four years.

In addition to the ongoing Costayaco field development activities, new seismic acquisition and one exploration well is currently budgeted for 2009 in the Chaza Block. The Rio Mocoa prospect is scheduled to be drilled to the west of the Costayaco field in the fourth quarter of 2009.  Drilling of a second prospect, Moqueta, is planned for early 2010.

Guayuyaco Block (70% working interest, 52,366 gross acres)

The Guayuyaco Block contains both the Guayuyaco and Juanambu producing oil fields. At this time, no further exploration activity has been budgeted for this block in 2009.

Azar Block (40% working interest, 51,639 gross acres)

During 2009, two seismic programs are planned for the Azar Block, a 40 kilometer 2D program and a 50 square kilometer 3D program. The exploration well (Yaniyaco-1) that was scheduled to be drilled during the fourth quarter of 2009 is being deferred until 2010.

Mecaya Block (15% working interest, 74,128 gross acres)

In the second quarter of 2009 a work-over test of Mecaya-1 is planned. In addition, an exploration well (Mecaya-2) is planned to be drilled during the third quarter of 2009.

Santana Block (35% working interest, 1,119 gross acres)

During 2009 upgrades to the refinery are scheduled. No exploration activities are planned for the Santana block during 2009.

Llanos Basin

Following the divestiture of Guachiria, Guachiria Norte, and Guachiria Sur in April, Gran Tierra Energy has an interest in two blocks in the Llanos Basin; one of which it operates, encompassing 180,471 gross acres, or 142,502 net acres.

San Pablo Block (100% working interest, 104,534 gross acres)

The commitment to drill one obligation exploration well, Amatista-1 has been traded for 50 square kilometers of 3D seismic to further define the prospectivity of the identified leads prior to drilling.

Garibay Block (50% non-operated working interest, 75,936 gross acres)

The 2009 scheduled expenditures include a 100 square kilometer 3D seismic program to further define the exploration potential of the area.

Magdalena Basin

Gran Tierra Energy is the Operator of three blocks in the Magdalena Basin encompassing 201,293 gross acres, or 58,396 net acres; two in the Middle Magdalena Basin (Rio Magdalena and Talora Blocks) and one in the Lower Magdalena (Magangue Block).

Rio Magdalena Block (40% working interest, 72,312 gross acres)

A 75 square kilometer 3D seismic program has been initiated over the new Popa gas-condensate discovery and an adjacent exploration prospect.  A long-term production test has also been initiated on the Popa-2 gas-condensate discovery. Production is currently averaging 0.5 million cubic feet of gas per day (MMCF/D).

While this block previously encompassed 144,670 gross acres, Gran Tierra was required to relinquish 50% of its area during the first quarter of 2009 as part of the end of the fifth phase of exploration on this block.

Talora Block (20% working interest, 108,334 gross acres)

Approval has been sought from the ANH for Gran Tierra Energy to assign its interest to PetroSouth Energy.  No additional work is budgeted for this block.

Magangue Block (37.8% working interest, 20,647 gross acres)

A new compressor has been installed at the Guepaje gas field, which is forecast to produce an average of 2.7 MMCF/D gross, 0.8 MMCF/D NAR, during 2009. No exploration activities are planned for the Magangue block during 2009.

Catatumbo Basin

The Catatumbo Basin is an extension of the Maracaibo basin in Venezuela.  Gran Tierra Energy is the Operator of one block encompassing 393,150 gross acres, or 294,351 net acres.

Catguas Block Area A (50% working interest, 113,792 acres gross)

No work is scheduled in Catguas Area A in 2009.

Catguas Block Area B (85% working interest, 279,358 acres gross):

In the second half of 2009 one well re-entry and two exploration well commitments are scheduled to be fulfilled in Area B based on the results of new seismic data acquired in 2008.

Peru Operations Update:

Blocks 122 and 128 (100% working interest and Operator)

Gran Tierra Energy has expanded its environmental impact assessment on Blocks 122 and 128 in the Marañon Basin of northeastern Peru to include stratigraphic test drilling which is expected to expedite the exploration process in 2010.  The environmental impact assessment for Block 128 has been submitted to the Peruvian government for review and approval; Gran Tierra Energy anticipates the submission for Block 122 to follow in the second quarter.

These assessments are in preparation for a 500 kilometer 2D seismic survey expected to be acquired in the fourth quarter of 2009 and the first quarter of 2010 over 16 principal leads amongst the 24 leads identified on the two blocks. Stratigraphic test drilling on up to four prospects is expected to take place in 2010 also. In addition, a pre-feasibility engineering field development study is scheduled to be completed in the second quarter of 2009 to assist with planning in the event a commercial discovery is made in 2010. Total 2009 capital budgeted for Peru is $10 million.

Argentina Operations Update:

Gran Tierra Energy is the largest exploration landholder in the Noroeste Basin of northern Argentina. The company has a working interest in eight blocks of land, seven operated by Gran Tierra Energy, encompassing approximately 1.6 million gross acres, or 1.3 million net acres. The company drilled one exploration well in 2008, Proa-1, resulting in the discovery of the Proa oil field. The work program for 2009 consists of conducting nine workovers of existing producing wells, and facilities upgrades.  A 162 square kilometer 3D seismic acquisition in the Chivil and Surubi Blocks to define additional structural and stratigraphic traps on the Proa oil field discovery trend is currently being deferred. Additional exploration drilling is contemplated in 2010 once the 3D seismic program is acquired. Production is expected to be maintained at approximately 1,000 BOPD, NAR, in 2009. Total 2009 capital budgeted for Argentina is $5 million.

Conference Call Information:
Gran Tierra Energy Inc. will host its first quarter 2009 results conference call on Thursday, May 7th at 11:00 a.m. Eastern Daylight Time (EDT). Prior to the conference call, Gran Tierra Energy will release its financial results at 8:00 a.m. EDT.

President and CEO Dana Coffield, CFO Martin Eden, and COO Shane O’Leary will discuss Gran Tierra Energy’s financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

To pre-register for this conference call, please visit:

https://www.theconferencingservice.com/prereg/key.process?key=PLTPAHQJP

Interested parties may access the conference call by dialing (888) 680-0878 (domestic) or (617) 213-4855 (international), pass code 93524500. The call will also be available via web cast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The web cast will be available on Gran Tierra Energy’s website until the next earnings call.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call until 11:59 p.m. on May 14th, 2009.  To access the replay dial (888) 286-8010 (domestic) or (617) 801-6888 (international) pass code 95375467.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.
Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE Amex Exchange (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Argentina, Colombia and Peru. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (866) 973-4873.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Cautionary Statement:
Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of proved plus probable plus possible reserves. The estimate of reserves for individual properties may not reflect the same confidence level as estimates of reserves for all properties, due to the effects of aggregation.

Estimates of total net proved oil reserves at December 31, 2008 reflected as being calculated as per SEC Reserves Definitions have been prepared in accordance with the definitions for proved reserves set out in Rule 4-10 of Regulation S-X of the U.S. Securities and Exchange Commission. Estimates of reserves per Canadian requirements for proved, proved plus probable and proved plus probable plus possible cases were under the reserve definitions of National Instrument 51-101 (NI 51-101) of Canada.  The evaluation was conducted in accordance with standard industry practice and reserves definitions, procedures and guidance contained in the Canadian Oil and Gas Evaluation Handbook (COGE Handbook).

Gas volumes are converted to barrels of oil equivalent (“boe”) at the rate of 20 thousand cubic feet ("mcf") of gas per barrel of oil based upon the approximate relative values of natural gas and oil. Natural gas liquid (“NGL”) volumes are converted to boe on a one-to-one basis with oil.

Forward Looking Statements:
The statements in this news release regarding Gran Tierra Energy’s belief that the company’s planned production plateau will be 19,000 BOPD extending to approximately four years, that its performance will be enhanced long-term, that its production will be 14,000 – 16,000 BOPD, net after royalty, for the balance of 2009, its plans to conduct additional testing and results of drilling operations in the Costayaco field, its exploration drilling plans, its revised capital expenditure plans and its beliefs that this will focus on the highest impact opportunities in its portfolio, and the allocation of capital to projects with the potential to increase shareholder value, together with all other statements that reflect expected future results or events, are forward looking statements or financial outlook (collectively, “forward-looking statements”) under the meaning of applicable securities laws, including Canadian Securities Administrators’ National Instrument 51-102 Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. These statements are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy’s operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which impact its testing and drilling operations and the production, transport or sale of its products; geographic, political and weather conditions can impact testing and drilling operations and the production, transport or sale of its products; and the risk that the current global economic and credit crisis may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration activities. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Risk Factors” in Gran Tierra Energy's Annual Report on Form 10-K filed February 27, 2009. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

Investor Contacts:
Dana Coffield	Tom McMillan
Gran Tierra Energy Inc.	Equicom Group
President & Chief Executive Officer	Investor Relations
(866) 973-4873	(403) 536-5903
info@grantierra.com	TMcMillan@equicomgroup.com

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

ITEM 1 - FINANCIAL STATEMENTS

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Accumulated Deficit) (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)
	Three Months Ended March 31,
	2009	2008

REVENUE AND OTHER INCOME
Oil and natural gas sales	$33,151	$20,749
Interest	414	70
	33,565	20,819
EXPENSES
Operating	7,086	2,527
Depletion, depreciation and accretion	27,529	3,064
General and administrative	5,125	4,133
Derivative financial instruments loss	-	1,184
Foreign exchange (gain) loss	(20,222)	14
	19,518	10,922

INCOME BEFORE INCOME TAXES	14,047	9,897
Income tax recovery (expense)	85	(5,221)
NET INCOME AND COMPREHENSIVE INCOME	14,132	4,676
RETAINED EARNINGS (ACCUMULATED DEFICIT), BEGINNING OF PERIOD	6,984	(16,511)
RETAINED EARNINGS (ACCUMULATED DEFICIT), END OF PERIOD	$21,116	$(11,835)

NET INCOME PER SHARE — BASIC	0.06	0.05
NET INCOME PER SHARE — DILUTED	0.06	0.04
WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC	238,907,060	96,984,978
WEIGHTED AVERAGE SHARES OUTSTANDING – DILUTED	248,914,219	119,127,570

(See notes to the condensed consolidated financial statements)

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars)

	March 31,	December 31,
	2009	2008

ASSETS
Current Assets
Cash and cash equivalents	$147,710	$176,754
Accounts receivable	33,537	7,905
Inventory	2,628	999
Taxes receivable	2,538	5,789
Prepaids	1,563	1,103
Derivative financial instruments	146	233
Deferred tax assets	1,222	2,262

Total Current Assets	189,344	195,045

Oil and Gas Properties (using the full cost method of accounting)
Proved	402,366	380,855
Unproved	353,454	384,195

Total Oil and Gas Properties	755,820	765,050

Other Assets	2,252	2,502

Total Property, Plant and Equipment	758,072	767,552

Long Term Assets
Deferred tax assets	3,245	10,131
Other long-term assets	1,599	1,315
Goodwill	98,210	98,582

Total Long Term Assets	103,054	110,028

Total Assets	$1,050,470	$1,072,625

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$16,590	$21,134
Accrued liabilities	11,526	12,841
Current taxes payable	25,686	28,163
Deferred tax liability	-	100
Asset retirement obligation – current	475	-

Total Current Liabilities	54,277	62,238

Long term liabilities	25	40
Deferred tax liability	183,124	213,093
Deferred remittance tax	940	1,077
Asset retirement obligation	4,180	4,251

Total Long Term Liabilities	188,269	218,461

Commitments and Contingencies

Subsequent Event
Shareholders’ Equity
Common shares	226	226
(199,786,010 and 190,248,384 common shares and 39,533,780 and 48,238,269 exchangeable shares, par value $0.001 per share, issued and outstanding as at March 31, 2009 and December 31, 2008, respectively)

Additional paid in capital	755,726	753,236
Warrants	30,856	31,480
Retained earnings	21,116	6,984

Total Shareholders’ Equity	807,924	791,926

Total Liabilities and Shareholders’ Equity	$1,050,470	$1,072,625

(See notes to the condensed consolidated financial statements)

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Three Months Ended March 31,
	2009	2008

Operating Activities
Net income	$14,132	$4,676
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depletion, depreciation and accretion	27,529	3,064
Deferred taxes	(3,982)	621
Stock based compensation	1,125	448
Unrealized loss on financial instruments	87	693
Unrealized foreign exchange gain	(18,298)	-
Settlement of asset retirement obligations	(52)	-
Net changes in non-cash working capital
Accounts receivable	(25,260)	(12,189)
Inventory	(57)	214
Prepaids	(460)	(86)
Accounts payable and accrued liabilities	(3,176)	5,934
Taxes receivable and payable	774	5,778

Net cash (used in) provided by operating activities	(7,638)	9,153

Investing Activities
Oil and gas property expenditures	(21,627)	(6,530)
Long term assets and liabilities	(299)	(8)

Net cash (used in) investing activities	(21,926)	(6,538)

Financing Activities
Proceeds from issuance of common stock	520	5,220

Net cash provided by financing activities	520	5,220

Net (decrease) increase in cash and cash equivalents	(29,044)	7,835
Cash and cash equivalents, beginning of period	176,754	18,189

Cash and cash equivalents, end of period	$147,710	$26,024

Cash	$22,877	$26,024
Term deposits	124,833	-
Cash and cash equivalents, end of period	$147,710	$26,024

Supplemental cash flow disclosures:
Cash paid for taxes	$1,540	$-
Non-cash investing activities:
Non-cash working capital related to capital additions	$8,413	$10,739

(See notes to the condensed consolidated financial statements)